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FOR RELEASE:   May 28, 1996


Contact:  Michael J. Newman
          Vice President - Finance
          (303) 772-3631

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                          STAODYN NAMES JOHN R. SOUTH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

LONGMONT, CO - Staodyn, Inc. (NASDAQ: SDYN) today announced that John R. South had been elected President and Chief Executive Officer effective June 1, 1996.

Mr. South brings to Staodyn more than 25 years of general management and sales and marketing experience. He also has an extensive international background, having resided and worked in Europe, Asia and Latin America. Most recently, Mr. South was President of the Medical & Diagnostic Business of Dynatech Corporation, Burlington, Massachusetts. Previously he held general and sales management positions with SmithKline Beecham and Johnson & Johnson. He holds an M.B.A. from the Amos Tuck School of Dartmouth College, and a B.A. from Brown University.

W. Bayne Gibson, formerly Chairman, President and CEO of Staodyn, will remain as Chairman of the Board.

Staodyn is a leading developer and manufacturer of electromedical treatment devices and accessories. Its core business consists of medical electronic products, primarily TENS (Transcutaneous Electrical Nerve Stimulation) devices used for the relief of chronic and acute pain and NMES (Neuromuscular Electrical Stimulation) devices used in physical therapy and sports medicine for muscle re-education and rehabilitation. The Company has also developed electrical stimulation products for use in the treatment of severe skin wounds, and currently markets these products in Canada and Europe.